Exhibit 99.2

www.bankrate.com

FOR IMMEDIATE RELEASE

Bankrate Announces Acquisition of caring.com

Company Enters Senior Care Market

New York, NY – May 7, 2014 – Bankrate, Inc. (NYSE: RATE) announced today the acquisition of Caring, Inc., a privately held, San Mateo California-based company and the owner of Caring.com, a leading senior care resource for those seeking information and support as they care for aging family members and loved ones.  Caring.com provides assisted living and eldercare content, online support groups, and a comprehensive Senior Care Directory for the United States.  Caring generates revenue primarily through referral fees from senior housing communities, as well as subscription and display revenue.  The purchase price of $54 million in cash is subject to adjustments, and the Caring team will join Bankrate, Inc.

“The Caring business is a great fit for Bankrate,” said Kenneth S. Esterow, President and CEO of Bankrate, Inc.  “Caring’s ability to attract an audience of family caregivers through its editorial content, robust tools and professionally trained senior living advisors is a great complement to Bankrate’s proven approach,” stated Mr. Esterow.

“This acquisition represents a tremendous opportunity for Bankrate.  At $60 billon, the senior housing market is already half the size of the $120 billion U.S. Apartment Market, and growing twice as fast,” Mr. Esterow added.

“We’re incredibly excited to join Bankrate, Inc.,” said Andy Cohen, Co-Founder and CEO of Caring, Inc.  “Bankrate’s extensive consumer footprint, editorial leadership, distribution partnerships and financial resources will allow Caring.com to reach millions more family caregivers, which will provide increased numbers of referrals to our partners,” Mr. Cohen added.

About Bankrate, Inc. (NYSE: RATE)

Bankrate is a leading publisher, aggregator and distributor of personal finance content on the Internet. Bankrate provides consumers with proprietary, fully researched, comprehensive, independent and objective personal finance editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, and other categories, such as retirement, automobile loans, and taxes. The Bankrate network includes Bankrate.com, our flagship website, and other owned and operated personal finance websites, including CreditCards.com, Interest.com, Bankaholic.com, Mortgage-calc.com, CreditCardGuide.com, InsuranceQuotes.com, CarInsuranceQuotes.com, InsureMe.com, and NetQuote.com. Bankrate aggregates rate information from over 4,800 institutions on more than 300 financial products. With coverage of nearly 600 local markets in all 50 U.S. states, Bankrate generates over 172,000 distinct rate tables capturing on average over three million pieces of information daily. Bankrate develops and provides web services to over 75 co-branded websites with online partners, including some of the most trusted and frequently visited personal finance sites on the Internet such as Yahoo!, CNN Money, CNBC and Comcast. In addition, Bankrate licenses editorial content to over 100 newspapers on a daily basis including The Wall Street Journal, USA Today, The New York Times, The Los Angeles Times and The Boston Globe.

About Caring, Inc.

Caring, Inc. operates Caring.com, a leading senior care resource for family caregivers seeking information and support as they care for aging parents, spouses, and other loved ones. Caring.com provides helpful caregiving content, online support groups, and a comprehensive Senior Care Directory for the United States, with nearly 55,000 consumer ratings and reviews, and a toll-free senior living referral line (1-800-952-6650). In January 2012, Caring.com launched the annual Caring Stars award program recognizing America's best assisted living communities based on consumer reviews, and in Summer 2013 also announced the Caring Champions program to recognize and reward professional caregivers of seniors. Recently, Caring was named an Official Honoree in the 2013 Webby Awards, and is included in the Red Herring Top 100 North America, a distinction for the region's most promising, privately-held technology companies. Connect with Caring.com on Facebook,  Twitter, Google+, Pinterest, LinkedIn, and/or YouTube.

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Bankrate and Caring that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with the transaction and Bankrate's and Caring’s businesses, which include, but are not limited to: macroeconomic conditions and general industry conditions such as the competitive environment and the growth prospects for the senior housing industry; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, suppliers and other business partners; litigation and regulatory risks; and risks related to the successful integration of the business acquired and the ability to realize the expected benefits from such acquisition.  For more information about factors that could cause actual results to differ materially from our expectations, refer to Bankrate’s reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in Bankrate’s Annual Report on Form 10-K for the year ended December 31, 2013. These documents are available on the SEC's website at www.sec.gov.  Bankrate undertakes no obligation to update or revise forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.

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For more information contact:

Bruce J. Zanca
SVP, Chief Marketing and Communications Officer
bzanca@bankrate.com

(917) 368-8648